UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Under § 240.14a-12

DELCATH SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2

DO NOT SIGN ANY BLUE CONSENT CARD SENT TO YOU BY
LADDCAP VALUE PARTNERS LP

August 7, 2006

Dear fellow Delcath Shareholder:

       As you may know, merely three weeks after Laddcap Value Partners LP and its principal Robert Ladd agreed to end its attempt to remove all of the directors of Delcath Systems, Inc., Laddcap is again seeking to remove your Board of Directors. Now, Laddcap is seeking to solicit written consents from Delcath shareholders in order to remove your duly-elected Board and replace them with a slate of nominees handpicked by Laddcap with suspect qualifications, including one nominee who filed for personal bankruptcy and another nominee who served on the board of directors of a public company during the period in which that company misstated earnings and subsequently filed for bankruptcy. Notwithstanding any other issues Laddcap has tried to manufacture to disparage Delcath and your Board, we believe Laddcap’s actions are driven by a singular purpose: to facilitate its own short-term interests and its selfish desire to extract a “quick profit’’ by selling the Company NOW—before the value of Delcath’s key product can be properly realized.

       Your Board believes Laddcap’s actions are not in the best interests of the Company’s shareholders, and we are committed to acting in the best interests of all of the Company’s shareholders. For the reasons detailed below, we believe that your current Board is better positioned than Laddcap’s handpicked nominees to maximize long-term shareholder value. Based on its experience and familiarity with the Delcath system, your Board believes that, if the Company obtains pre-market approval from the United States Food and Drug Administration (the “FDA’’), the value of the Company’s technology (and therefore the value of the Company) will be substantially increased beyond what could reasonably be expected to be obtained in a sale of the Company TODAY. You are urged to consider the following points carefully.

Your experienced management and Board have a proven track record of delivering results to its shareholders and increasing shareholder value

       The Company’s results to date speak for themselves. Between May 15, 2003 (near the completion of a public offering for the Company's shares) and July 26, 2006 (the last trading day before Laddcap commenced its latest attempt to take control of Delcath), the market value of the Company’s stock has increased by approximately 916%1. This increase reflects the market’s reaction to the Company’s achievements and its steady progress toward FDA approval during this period. For example, on May 11, 2005, the Company announced that

[1]	In contrast, the annual return for Mr. Ladd's fund for 2006 through April 2006 was 5.1%, for all 2005 was –1.7%, and for all 2004 was 0.7%, each considerably below the performance of the rest of the market. Source: Laddcap Value Partners LP April 2006 update to investors. The annual return for S&P SmallCap 600 for 2006 through April 2006 is 12.52% and for all 2005 was 6.65%. The annual return for S&P SmallCap 600 for all 2004 was 21.59%.

the FDA had granted rare fast-track status to Delcath’s novel cancer treatment system. Subsequently, on February 21, 2006, the Company entered into a Special Protocol Assessment and Agreement with the FDA, which allowed the Company to begin active patient enrollment immediately, representing a significant step toward obtaining final FDA approval. The Company currently is undertaking its final clinical studies on the way to obtaining FDA approval and continues to successfully recruit both new patients and new clinical test sites for its Phase III trial.

Laddcap has neglected to disclose the dubious qualifications of its handpicked Board nominees

       The Company believes that Laddcap’s slate of handpicked nominees is less concerned about the long-term prospects of the Company and more focused on seizing control of, and selling, the Company for a “quick profit’’ at the earliest opportunity. While Laddcap’s consent solicitation statement describes its proposed slate of nominees as “unaffiliated,’’ your Board believes that all of them are ill-suited to run Delcath’s business for the long-term and that they have been handpicked by Laddcap simply to facilitate Laddcap’s attempt to force an ill-advised sale of the Company.

       Mr. Robert Ladd. Laddcap is asking you to elect its principal, Robert Ladd, to the Company’s Board of Directors. Mr. Ladd has no discernible expertise in research and clinical trials and has no discernible experience in the clinical field or with medical device or development stage companies. In fact, Mr. Ladd appears to lack “any demonstrable experience regarding public companies and/or the medical device industry,’’ the exact criticism that Laddcap has of Delcath’s current directors. Shareholders should understand that, notwithstanding Mr. Ladd’s purported 20 years of experience in the equities markets and despite the fact that Mr. Ladd has approximately 33% of the Laddcap fund invested in Delcath’s successful stock, the annual return for Mr. Ladd’s fund for 2006 through April 2006 was 5.1%, for all 2005 was –1.7%, and for all 2004 was 0.7%, each considerably below the performance of the rest of the market.

       Mr. Jonathan Foltz. Mr. Foltz was, until recently, a consultant to Delcath and prior to that an employee for approximately 10 years. On July 27, 2006, the same day that Laddcap announced its intention to launch a consent solicitation, Mr. Foltz abruptly resigned from the Company and appeared on the slate of directors handpicked by Laddcap. The Company has sued Mr. Foltz in Connecticut state court for misappropriation and theft of Delcath’s highly confidential trade secrets, unfair trade practices, breach of loyalty and other serious claims. The Company seeks to have Mr. Foltz permanently enjoined from using any Delcath information wrongly obtained during the course of his tenure at the Company. The Board believes that it cannot be a coincidence that the day Mr. Foltz resigns from Delcath he appears as Laddcap’s handpicked nominee. Yet, Laddcap has not disclosed what arrangements, if any, it has with Mr. Foltz.

       Mr. Paul William Frederick Nicholls. Mr. Nicholls filed for personal bankruptcy in 2002. Shareholders should question why Laddcap would propose a nominee, whose responsibilities will include the oversight of Delcath’s finances and business affairs, who himself has recently declared personal bankruptcy. In contrast, none of Delcath’s current directors has ever declared personal bankruptcy.

       Mr. Fred S. Zeidman. Mr. Zeidman served as a member of the audit and compensation committees of the board of directors of Seitel Corporation during the period in which Seitel misstated its earnings for seven quarters and subsequently filed for bankruptcy. Mr. Zeidman was named in seven shareholder derivative suits stemming from Seitel’s aforementioned earnings misstatements and eventual bankruptcy.

       Mr. Michael Karpf, M.D. Mr. Karpf was vice provost of the UCLA Hospital System from January 1996 until September 2003, during which time the UCLA Hospital System’s net income dropped from $51 million in 1998 to under $5 million in 2000. By 2002, despite being the largest University of California medical system, UCLA reported net income of only $7.2 million as compared with between $29.0 million and $36.5 million for other University of California hospital systems. Despite these poor financial results, Mr. Karpf’s base salary in 2002 was $436,600, higher than his counterparts at the other University of California hospital systems.

Laddcap’s takeover attempt will destabilize the Company
and its stock price and will result in
NO EXPERIENCED MANAGEMENT IN PLACE TO RUN THE COMPANY

       Mr. Koly and Dr. Herschkowitz have each been associated with Delcath as members of the Board for over 15 years and served as officers of Delcath for over seven years. Each of Mr. Koly and Dr. Herschkowitz has over 15 years of experience interacting with, and guiding products through, the FDA, while, on the other hand, Laddcap’s handpicked nominees appear to lack any discernible experience with the FDA process. Under the guidance of your current Board, Mr. Koly and Dr. Herschkowitz have led Delcath on a stable, consistent, and deliberate path to FDA approval of an effective treatment for liver cancer, developing deep, long standing relationships with the National Cancer Institute (“NCI’’) and administrators of the various Delcath trial sites along the way.

       Even Laddcap acknowledges that Mr. Koly and Dr. Herschkowitz are critical to the continued effective execution of Delcath’s business strategy, including sheparding Delcath’s novel system through the regulatory approval regime, and that none of Laddcap’s nominees is capable of running the daily affairs of the Company. Laddcap’s own consent solicitation statement is careful to note “that Mr. Ladd, by virtue of this consent solicitation, is not seeking to change the current management of Delcath,’’ and that even if the consent solicitation is successful, at least in the near-term, “Mr. Koly would remain as the President and CEO of Delcath and Dr. Herschkowitz would remain as Delcath’s Chief Technical Officer.’’

       This is absolutely not the case. If Laddcap’s handpicked nominees succeed in taking control of the Board, both Mr. Koly and Dr. Herschkowitz have indicated to the Board that they would not remain as employees of Delcath effective immediately upon removal of the Board. Mr. Koly and Dr. Herschkowitz both feel that at that point, they will no longer have the support and confidence of the Board necessary to continue to pursue Delcath’s long term business strategy. Their departure will leave NO EXPERIENCED MANAGEMENT IN PLACE TO PURSUE THE CONTINUED DEVELOPMENT OF THE DELCATH SYSTEM.

Laddcap’s business plans for the Company offer nothing new and reflect a lack of understanding of and experience with the FDA regulatory process

       Your Board believes that unlike your current, experienced management and Board, Laddcap and its handpicked nominees do not have a sufficient grasp of Delcath’s business and the mechanics of its clinical trials to be able to successfully run your Company once your Board and management depart. The business plans outlined by Laddcap in its consent solicitation materials represent either regurgitations of the Company’s current business strategies or, more disturbingly, fundamental misunderstandings of the Company’s business.

       For example, in its consent solicitation statement, Laddcap states that with the support of the NCI, Laddcap will seek “to establish at least two additional sites for Delcath’s ongoing Phase III trial using melphalan.’’ What Laddcap fails to realize is that adding additional sites is not something that can be forced upon the NCI. Under the guidance of your current Board, the Company’s management has worked hard to develop long-standing relationships with the NCI and the principal investigators and other personnel at potential test sites, and these critical relationships likely would disappear upon the departure of the current management.

       Laddcap’s consent solicitation statement further states that its nominees will review “whether continuing to devote resources to the Doxorubucin Phase III trials undermines the Melphalan Phase III trial treating the same patient population.’’ This statement reflects a fundamental misunderstanding of the relationship between the two trials. The NCI has no control over the Doxorubucin trials and the Doxorubucin trials are an effective parallel, not conflicting, track that are being used to show the effectiveness of the Delcath system. In fact, the Phase I and II Doxorubucin trials have produced compelling results in melanoma.

DO NOT BE FOOLED
The Company believes that Laddcap’s true intention is to seize control of your Company and facilitate a quick sale of the Company in order to bolster the returns of Laddcap’s underperforming hedge fund

       In its Schedule 13D filed with the SEC on October 17, 2005, Laddcap indicated that it may, among other things, “seek to cause the Company to merge with or into, consolidate with, transfer all or substantially all of its assets to, or otherwise engage in any business combination with, one or more parties.

       On January 5, 2006, Laddcap submitted a shareholder proposal for inclusion in the Company’s Proxy Statement for its Annual Meeting recommending that the Board immediately retain the services of a nationally recognized investment banking and/or merger advisory firm with expertise in the medical device industry to assist the Company in exploring a potential sale to or business combination with a third party.

       On June 9, 2006, Laddcap sent a letter to shareholders announcing its engagement of Glocap Funding LLC (“Glocap’’) and Fulcrum Global Partners LLC (“Fulcrum’’) to provide a valuation of the Company, which the Company believes was designed to facilitate its sale. Laddcap described Glocap and Fulcrum as “investment banking firms’’ with “decades of experience,’’ specializing in, among other things, “mergers and acquisitions.’’ However, at least one of the firms, Fulcrum, did not, in fact, have “decades of experience’’; rather, its press releases indicated that it was formed in 2001 and did not even engage in traditional investment banking activities. In fact, on June 6, 2006, one day before Fulcrum issued its valuation opinion on the Company, the New York Post reported that Fulcrum had “shut its books and resigned from the National Association of Securities Dealers.’’ Additionally, since neither Fulcrum nor Glocap requested or were provided access to the Company’s confidential books and records, the valuations prepared by Fulcrum and Glocap are based on incomplete information.

Your Board listened to shareholder comments at the Company’s 2006 Annual Meeting and has responded with results and new initiatives

       As previously disclosed in press releases issued by the Company on June 27, 2006 and July 17, 2006, the Company has taken concrete steps to address shareholder comments received at the Company’s 2006 Annual Meeting and will continue to carefully consider and respond to any additional comments that it receives.

YOUR SUPPORT IS IMPORTANT
Do not sign any BLUE Consent Card sent to you by Laddcap Value Partners LP

       If you have any questions, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

       Thank you in advance for your support.

Sincerely,

Samuel Herschkowitz, M.D. Chairman of the Board

       This letter contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

       On August 1, 2006, Laddcap filed a preliminary consent solicitation statement with the SEC relating to Laddcap’s proposal to, among other things, remove the current Board of Directors and replace them with Laddcap’s nominees. In response, on August 7, 2006, Delcath will be filing a preliminary consent revocation statement on Form PREC14A with the SEC in opposition to Laddcap’s consent solicitation. Delcath shareholders should read the preliminary consent revocation statement (including any amendments or supplements thereto) when it is filed with the SEC because it will contain additional information important to the shareholders’ interests in Laddcap’s consent solicitation.

       The preliminary consent revocation materials on form PREC14A (when filed), the definitive consent revocation materials (when filed) and other public filings made by Delcath with the SEC are available free of charge at the SEC’s website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M.S. Koly, Chief Executive Officer, (203) 323-8668.

       Delcath has engaged MacKenzie Partners, Inc., who may be deemed to be a participant in the solicitation of Delcath shareholders, to assist in connection with Delcath’s communications with shareholders regarding Laddcap’s consent solicitation. Information regarding the interests of MacKenzie Partners, Inc. will be contained in the preliminary consent revocation materials (including any amendments or supplements thereto) when filed. In addition, certain of Delcath’s directors, officers and employees may be deemed to be participants in the solicitation of Delcath’s shareholders. Information regarding the names and interests of these other persons will be contained in the preliminary consent revocation materials (including any amendments or supplements thereto) when filed.